Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Blue Buffalo Pet Products, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-213594) on Form S-3 of Blue Buffalo Pet Products, Inc. of our report dated February 26, 2018, with respect to the consolidated balance sheets of Blue Buffalo Pet Products, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity (deficit), and cash flows, for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 Annual Report on Form 10-K of Blue Buffalo Pet Products, Inc.

/s/ KPMG LLP
Stamford, Connecticut
February 26, 2018